CERTAIN INFORMATION, IDENTIFIED BY AND REPLACED WITH A MARK OF “[   ],” HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
        Exhibit 10.5
APOLLO MANAGEMENT HOLDINGS, L.P.
9 West 57th St., 48th Floor
New York, NY 10024

Apollo Navigator Notional Bonus Plan

Plan Description

The purpose of this Apollo Navigator Notional Bonus Plan (this “Plan”) is to allow certain employees (“Participants”) who will make contributions to the future success of Apollo Management Holdings, L.P. (the “Employer”) and Navigator Fund I (as defined below) to participate in a remuneration regime of the Employer that will entitle Participants to receive bonus payments on the terms set forth in this Plan and each Participant’s individual award letter (“Award Letter”).
Periodic payment entitlements under this Plan are denominated in “Notional Points,” each of which is indexed in the manner described below to a share of carried interest amounts earned from Navigator Fund I by Navigator GP (as defined below) and distributed by Navigator GP to its partners. “Navigator Fund I” refers to Apollo Navigator Aviation Fund I, L.P., together with each parallel vehicle or alternative investment vehicle that distributes carried interest amounts to the Navigator GP. “Navigator GP” refers to Apollo Navigator Advisors I, L.P., together with each parallel vehicle or other special purpose vehicle that earns carried interest from Navigator Fund I.
Participants are not admitted to Navigator GP as partners. Notional Points do not and are not intended to convey any ownership interest in Apollo Navigator GP or any other entity, but merely represent an unfunded and unsecured promise to deliver cash and/or other assets in the future in accordance with the terms and conditions of this Plan and each Award Letter.
Payments in respect of Notional Points are payments of discretionary performance compensation additional to a Participant’s base salary or drawings. The value of any Notional Points, and the amount of any payments with respect thereto, will depend on numerous factors, including but not limited to relevant market conditions, the performance of Navigator Fund I and its underlying investments, and the performance of the Employer’s other employees. All payments issued under the Plan and any Award Letter shall be contingent on the clawback terms set forth below (even after such amounts are paid to a Participant), and no amounts will be fully earned or crystalized hereunder until the expiration of any applicable clawback period. Participants authorize the clawback described in this Plan to the fullest extent permitted by law.
Payments hereunder represent an extraordinary item of income additional to a Participant’s normal or expected compensation and are subject to applicable withholding. A Participant’s entitlement to payments with respect to their Notional Points is also contingent upon their remaining in good standing during employment.
4813-5358-5129 v10

Notional Point Awards
Each Participant’s Award Letter sets forth the number of Notional Points being awarded to them, and the Award Letter describes any additional terms and conditions applicable to the receipt of Notional Points.
Each Participant’s Notional Points will not be reduced (or otherwise be subject to dilution) except (i) pursuant to the vesting formulas described below under Effect of Separation on Notional Points; Vesting Terms, (ii) as described below under Dilution, (iii) as a result of forfeiture in the event of a Bad Act (as defined in Annex A hereto) resulting in termination, (iv) in the event of a breach of a restrictive covenant in favor of Apollo Global Management, Inc. (“AGM”) or any of its asset management subsidiaries, including the Employer (collectively, “Apollo”) as described below, or (v) as otherwise described in this Plan or the Participant’s Award Letter.
Payments Generally and Payment Condition
Subject to the terms and conditions specified herein and in any applicable Award Letter, each Participant will be entitled to receive quarterly payments (each, a “Quarterly Payment”) in amounts determined quarterly for the period commencing on the date of such Participant’s Award Letter and ending on the last day of the calendar quarter during which the Award Letter was issued, and each calendar quarter thereafter (each such period, a “Measurement Quarter”). The amount payable to each Participant for any Measurement Quarter will be equal to the Index Value (as defined below) for such Measurement Quarter multiplied by such Participant’s total Notional Points (as adjusted for vesting, if applicable, as described below).
The “Index Value” for each Measurement Quarter is equal to [____] of the total amount of all distributions made by Navigator GP to its partners during such Measurement Quarter, as adjusted to reflect the following: (i) the portion of any Incentive Fee Offset (as defined in that certain Fee Offset Agreement dated January 16, 2019 between Apollo Investment Corporation and Apollo Investment Management, L.P.) attributable to carried interest earned by Navigator GP, (ii) any similar fee offset arrangement calculated by reference to carried interest earned by Navigator GP, and (iii) any other expense item or payment obligation calculated by reference to such carried interest, in each case as determined, projected or estimated by the Administrator (as defined below). For all distributions made by Navigator GP prior to a Participant’s Retirement Date (as defined below), such Participant will receive payment with respect to such distribution based on their total Notional Points. For all such distributions made on or after a Participant’s Retirement Date, such Participant will receive payment with respect to such distribution based on their Vested Notional Points (as defined below).
Notwithstanding the foregoing, payments with respect to any Measurement Quarter shall, at all events, be subject to attainment of the Payment Condition (as defined below) with respect to such Measurement Quarter. If the Payment Condition is not attained with respect to any Measurement Quarter, no payments shall be made, or otherwise accrued or carried forward, in respect of such Measurement Quarter. The “Payment Condition” means, for any Measurement Quarter, either (i) with respect to each Participant, such Participant continues to be employed by and in good standing with (and has not given or been provided a notice of termination of employment, or died or become Disabled (as defined below)) the Employer or any Affiliate (as defined below) through the last day of the Measurement Quarter or (ii) [_____].
For any Measurement Quarter in which the Index Value is a positive amount and for which the Payment Condition has been satisfied, the Quarterly Payment will be made to Participants within 75 days following the end of such Measurement Quarter. The timing and amount of all payments are subject to applicable laws and regulations and the applicable compliance policies of AGM and its Affiliates. Payments generally will be made in cash. However, if any distribution by the Navigator GP to its partners is made in kind rather than in cash, payment to Participants of a corresponding portion of the Index Value for the relevant Measurement Quarter may be made either in kind or in cash, as determined by the Administrator (as defined below).
Effect of Separation on Notional Points; Vesting Terms
As of the date that a Participant gives or receives notice of termination of employment by the Employer, or of the Participant’s death or Disability (as defined in the AGM 2019 Omnibus Equity Incentive Plan (or successor thereto)) (the “Retirement Date”), such Participant’s Notional Points will be reduced automatically to (a) zero if the retirement is the consequence of a Bad Act or breach of a restrictive covenant (retroactive to the date of the initial occurrence of the Bad Act or covenant breach, or if that date is not known, as of the earliest date of the occurrence identified by the Employer) and (b) otherwise, an amount equal to the Participant’s Vested Notional Points (as defined below) calculated as of the Retirement Date. The Employer may (but has no obligation to) agree to a lesser or later reduction (or to no reduction) of each Participant’s Notional Points. Effective as of a Participant’s Retirement Date, all Notional Points other than the Vested Notional Points are automatically forfeited. For each distribution during any Measurement Quarter occurring on or after a Participant’s Retirement Date, the portion of the Index Value attributable to such Participant is adjusted to reflect such Participant’s Vested Notional Points.
A Participant’s “Vested Notional Points” will be calculated separately with respect to each award of Notional Points having a different Vesting Commencement Date (as defined below), as follows:
•If a Participant ceases to be employed by Apollo for any reason other than death, Disability or a Bad Act or a breach of a restrictive covenant, up to [___]% of the Notional Points awarded to the Participant are eligible for vesting upon retirement, and the remaining [___]% of the Notional Points are not eligible for vesting. Notional Points eligible for vesting will vest on a straight-line monthly basis as of the last day of each calendar month over the period commencing on the applicable Vesting Commencement Date and ending on the earlier of (i) the [_____] anniversary of the Vesting Commencement Date or (ii) the last day of the calendar month occurring on or prior to the Participant’s Retirement Date (the “Vesting Period”). This means that for every month-end date that occurs during the applicable Vesting Period, a Participant’s Vested Notional Points will increase by an amount equal to [__] ([___]% of [___]) of the number of total Notional Points held on the Retirement Date.
•However, if a Participant’s Retirement Date occurs before the first anniversary of the Participant’s first day of employment by Apollo other than by reason of death or Disability, none of the Participant’s Notional Points will vest. If the first anniversary date of employment occurs after the applicable Vesting Commencement Date and the

Participant is still employed by Apollo at that time, the Participants Vested Notional Points will be calculated in accordance with the formula above, retroactive to the Vesting Commencement Date.
•If a Participant’s Vesting Period ends prior to the [_____] anniversary of the applicable Vesting Commencement Date by reason of death or Disability, the Participant’s Vested Notional Points will be increased by [___]% of the difference between the vested amount as determined pursuant to the formula described above and the amount ([___]%) that would have become fully vested at [___] months.
The term “Vesting Commencement Date” has the meaning ascribed to that term in the relevant Award Letter.
Dilution
The number of Notional Points allocated to a Participant may be reduced as a consequence of an allocation of Notional Points to another Person only if all of the following conditions are satisfied:
(1)    The allocation of Notional Points is to be made to a Person who is (or will become at the time of the Notional Point allocation) a Team Member.
(2)    Team Members will hold a number of Notional Points in the aggregate that is greater than the Reserved Team Notional Points.
(3)    After giving effect to any reduction in a Participant’s Notional Points, the Participant will have at least [___] Notional Points.
(4)    The commitment period has not expired for Navigator Fund I.
(5)    The reduction in a Participant’s Notional Points shall not exceed a x b, where:
a =    the excess of the number of Notional Points described in clause (1) above, over the number, determined before such allocation, of Reserved Team Notional Points that are not held by Team Members (“Applicable Points”).
b =    a fraction equal to the number of Notional Points that such Participant held immediately prior to such reduction divided by the sum of (i) the aggregate number of Notional Points that were held by any Notional Points holder who had more than [__] Points at such time plus (ii) the aggregate number of Notional Points that were held by APH and the Founder Partners immediately prior to such reduction.
If, as a result of the formula described in clause (5) above, a Participant’s Notional Points would be reduced to below [___], such Participant’s Notional Points shall be reduced to [___] and the balance of the Notional Points that would otherwise have reduced their Notional Points shall instead be treated as Applicable Points. The same principle shall apply to any other holder of Notional Points, other than APH or a Founder Partner, whose Notional Points would otherwise be reduced to below [___].

No such reduction shall be applied to a Participant for purposes of allocating, reallocating or granting Notional Points to Apollo Global Carry Pool (or any participant therein) or any similar program, mandate or vehicle maintained by Apollo (collectively, “GCP”).
The term “Reserved Team Notional Points” means the total initial number of Notional Points that were offered to prospective Team Members or reserved for prospective Team Members by Navigator GP and the Employer at the time when prospective Team Members were initially issued Notional Points, as confirmed in writing by a Co-President and the CFO of Private Equity and Real Assets and the Manager of the Firm’s Carry and Co-Invest Plans.
The term “APH” means Apollo Principal Holdings VII, L.P. and certain of its Affiliates that are entitled to receive carried interest from Navigator GP. References herein to Notional Points held by APH should be interpreted to mean Notional Points that are indexed to carried interest allocable to APH by Navigator GP and that are not held by Participants. The number of Notional Points held by APH should be interpreted to mean [____] Notional Points less the sum of the aggregate number of Notional Points held by Participants and any equivalent direct or notional interests in Navigator GP held by GCP.
The term “Founder Partners” means each of Leon Black, Joshua Harris and Marc Rowan.
The term “Team Member” means any employee of the Employer whose services to Apollo are substantially dedicated to Navigator Fund I or Apollo’s credit and private equity businesses, including retired employees. Notwithstanding the foregoing, none of the Founder Partners shall be considered a Team Member.
For the purposes of this section and Restoration of Notional Point Reductions below, the Employer may include other direct or notional interests in Navigator GP to be Notional Points in making calculations relating to dilution and restoration.
Restoration of Notional Point Reductions
If, at a time when any of a Participant’s Notional Points have been reduced pursuant to “Dilution” above and not fully restored, any Notional Points of any other Team Member become available for reallocation as a result of such other Team Member’s separation from service with Apollo, such available Notional Points shall be reallocated, on a pro rata basis, among (i) all Team Members having any such unrestored Notional Points, (ii) APH and the Founder Partners and (iii) any other Participant whose Notional Points were reduced, until all such reduced Notional Points have been fully restored to each such Participant.
For this purpose, “pro rata” with respect to a Team Member means a/b, where:
a =    all reduction amounts previously applicable to such Team Member pursuant to “Dilution” above, net of all amounts previously restored to such Team Member.

b =    the aggregate of all such net unrestored reduction amounts for all Team Members, APH and the Founder Partners taking into account only reductions incurred as a consequence of Notional Point allocations to Team Members, excluding reductions of APH’s Notional Points that increased the number of Reserved Team Notional Points then allocated to Team Members.
After restoration of all previously reduced Notional Points, the Administrator will determine the manner of reallocating any additional Notional Points that become available.
Restrictive Covenants
As a condition to your receipt and retention of this award of Notional Points, you agree to execute Apollo’s standard Covenants Agreement and Mutual Arbitration Agreement (“ECAA”) and comply with your obligations thereunder. You agree that the Restrictive Covenants that apply to you as set forth in the ECAA are incorporated by reference as if contained herein. You acknowledge and agree that Apollo would not have granted this award if you had not agreed to be bound by such Restrictive Covenants, and violation of any such Restrictive Covenants results in immediate forfeiture of all your Notional Points.
No Navigator Fund I Capital Commitment
Participants are not required to make any investment in or commitment to Navigator Fund I or any other Apollo-advised vehicle in connection with the receipt of Notional Points.
Navigator Fund I Clawback; Corporate Clawback Policy
Each Participant will be responsible for a pro rata share of any clawback obligation owed by the Navigator GP for the benefit of investors in Navigator Fund I at the end of Navigator Fund I’s life, based on such Participant’s pro rata share of all payments received by all Participants together with any distributions received by partners of the Navigator GP (net of amounts equal in the aggregate to total holders of notional interests in Navigator GP, in the case of distributions to AGM or its subsidiaries). The documents that accompany each Award Letter include the Secured Reimbursement Agreement, by and between each Participant and an Affiliate of AGM, dated on or about the date of the Award Letter (the “SRA”), which is a reimbursement agreement for the benefit of the Apollo entity which has provided a guarantee to investors for the full amount of any clawback, in each case relating to each Participant’s pro rata share of any clawback payment. The SRA permits Apollo to hold back amounts that would otherwise be payable to a Participant whenever it determines that a clawback would be due to Navigator Fund I investors on a pro forma basis assuming liquidation of Navigator Fund I at fair value as of a recent valuation date. The SRA also permits Apollo to satisfy a Participant’s share of any clawback obligation from any amounts due to such Participant from other entities controlled by Apollo.
To the extent mandated by applicable law, stock exchange or accounting rule and/or set forth in a written clawback policy (e.g., with respect to compensation paid based on financial statements that are later found to have been materially misstated) adopted by the Employer, AGM or an Affiliate, amounts paid in respect of Notional Points may be subject to clawback by the Employer, AGM or an Affiliate under such law, rule and/or policy and, accordingly,

Participants may be required to refund any relevant amounts to the Employer, AGM or the relevant Affiliate.
Certain Tax Matters
All payments arising from Notional Points shall be treated as compensation for services under applicable law, to the extent applicable, and as W-2 compensation for all U.S. federal income tax purposes and shall be subject to applicable withholding in accordance with usual payroll practices.
Compliance with Law
The timing and amount of a Participant’s award of Notional Points are subject to compliance with applicable laws and regulations and the compliance policies of AGM and its Affiliates. The Employer or its designee will have full discretionary authority to make any adjustments to the terms of this Plan and any Award Letter to the extent deemed advisable for compliance purposes. Notwithstanding the foregoing, Apollo shall have no liability to any Participant for any failure of the program described in this Plan to satisfy any applicable law or regulation.
Administration
This Plan and any Award Letter can be modified, changed or terminated at any time if such adjustment is necessary or advisable in light of tax, accounting or regulatory considerations (including as a result of changes in law), as determined by the Employer, which is the administrator of this Plan (the “Administrator”). The Administrator has the sole discretion to construe, interpret, and apply the Plan and any Award Letter, including but not limited to the terms of the Plan and any Award Letter regarding a Participant’s eligibility for any award; the issuance, vesting, dilution, and/or forfeiture of any Notional Points; the payments issued in connection with any Notional Points; and/or the clawback of any payments. The Administrator’s determinations regarding this Plan, any Award Letter, and any Notional Points shall be final, binding and conclusive on all persons and entities to the maximum extent permissible under law, and any reviewing arbitrator (and/or court) shall defer to the determinations of the Administrator to the maximum extent allowable. All powers and authority vested in the Administrator in connection with any aspect of this Plan or the payments described herein are to be construed as authorizing the Administrator to act in its sole and absolute discretion, taking into account any considerations that it considers relevant (including the interests of AGM and its stakeholders), without any implied fiduciary or other duty other than the contractual duty of good faith and fair dealing.
Claims and Appeals

(a)    Claims Procedure. If a Participant or any other person or entity believes that such claimant is entitled to any payment under this Plan, the claimant may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of such payment or (ii) the date the claimant learned that he or she will not be entitled to any payment. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and this Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90 day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
(b)    Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim. A decision on appeal shall be final, binding and conclusive on all persons and entities to the maximum extent permissible under law.
(c)    Exhaustion of Remedies. No legal action for payments under this Plan may be brought until: (i) the claimant has submitted a written application for such payments in accordance with the procedures described in section (a) above; (ii) the claimant has been notified in writing by the Administrator that the claim has been denied; (iii) the claimant has filed a written request for review of the application in accordance with the appeal procedures described in section (b) above; and (iv) the claimant has been notified in writing that the Administrator has denied the appeal.
(d)    Address for Notices. Any notice, claim or application by a claimant under this Plan must be submitted to the Administrator in writing, as follows:
Apollo Management Holdings, L.P.
9 West 57th St., 48th Floor
New York, NY 10024
Attn: Navigator Fund I Notional Points
“Top Hat” Plan

The program described herein is intended to qualify as an unfunded “top hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Governing Law; Dispute Resolution
Except as required by ERISA, this Plan (and any Award Letter) shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. Any dispute, controversy, suit, action or proceeding arising out of or relating to this Plan (or any Award Letter) will be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying New York law) in accordance with, and pursuant to, the applicable rules of JAMS (“JAMS”). The decision of the arbitrator will be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Both the Employer and each Participant may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the United States Federal Arbitration Act or the New York Arbitration Act. The party that is determined by the arbitrator not to be the prevailing party will pay all of the JAMS administrative fees, the arbitrator’s fee and expenses. If neither party is so determined, such fees shall be shared. Each party shall be responsible for such party’s attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTICIPANT AND THE EMPLOYER WAIVE AND COVENANT THAT EACH SUCH PARTICIPANT AND THE EMPLOYER WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS PLAN, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE EMPLOYER OR ANY OF ITS AFFILIATES OR A PARTICIPANT MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE EMPLOYER AND ITS AFFILIATES, ON THE ONE HAND, AND SUCH PARTICIPANT, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS PLAN (AND ANY AWARD LETTER) AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS PLAN WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Nothing in the preceding paragraph will prevent the Employer or an Affiliate from applying to a court for preliminary or interim relief or permanent injunction in a judicial proceeding (e.g., injunction or restraining order), in addition to and not in lieu of any other remedy to which it may be entitled at law or in equity, if such relief from a court is necessary to preserve the status quo pending resolution or to prevent serious and irreparable injury in connection with any breach or anticipated breach of any restrictive covenants by a Participant;

provided, that all parties explicitly waive all rights to seek preliminary, interim, injunctive or other relief in a judicial proceeding and all persons and entities submit to the exclusive jurisdiction of the forum described in the preceding paragraph for any dispute or claim concerning continuing entitlement to distributions or other payments related to this Plan, even if such dispute or claim involves or relates to any restrictive covenants to which a Participant is subject. For the purposes of this paragraph, the Employer, all Participants and all other relevant persons and entities consent to the exclusive jurisdiction and venue of the state and federal courts within the County of New York in the State of New York.
Miscellaneous
As used in this Plan, the term “Affiliate” means with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity. Except as the context otherwise requires, the term “Affiliate” in relation to AGM includes each collective investment fund and other client account sponsored or managed by AGM or its affiliated asset management entities, but, in each case, does not include portfolio companies of Navigator Fund I.
A Participant’s rights in respect of any Notional Points shall not be salable, transferable, pledgeable or otherwise assignable, in whole or in part, by the voluntary or involuntary acts of any person or entity, or by operation of law, and shall not be liable or taken for any obligation of such person or entity. Any such attempted grant, transfer, pledge or assignment shall be null and void and without any legal effect.
This Plan is not to be construed as creating a trust, partnership, or other association. The program described in this Plan has no assets, and Notional Points are not to be treated as property or as a trust fund of any kind. References to Notional Points are solely as a device for the determination of any payments to be made. Participants will have only the rights of a general unsecured creditor of the Employer with respect to amounts credited and payable, if any, under this Plan in respect of Notional Points, and rights no greater than the right to receive any such amounts as a general unsecured creditor with respect to such amounts, as and when payable hereunder.
No officer, director, employee or agent of Apollo or any of its Affiliates shall be personally liable for any action, omission, determination, or interpretation taken or made with respect to this Plan, any payment in respect of Notional Points, or any associated documentation.
The Administrator may decide to deliver any documents related to this Plan, any payment in respect of Notional Points, and any associated documentation by electronic means or to request a Participant’s consent to participate in any of the foregoing by electronic means. Each Participant consents to receive such documents by electronic delivery and, if requested, will agree to participate therein through an online or electronic system established and maintained by Apollo or a third party designated thereby.
This Plan, each Award Letter, any payment made in respect of Notional Points and related documentation and rights are intended to be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code Section 409A”), or, if and to the extent subject to Code Section 409A, to comply therewith. Accordingly, to the maximum extent permitted, such documents shall be interpreted and be administered to be in compliance with Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Participant’s final day of employment by or service to the Employer or any of its Affiliates shall be the date that the Participant would be considered to have incurred a “separation from service” from the Employer or any of its Affiliates within the meaning of Code Section 409A. Any payments that are due within the “short-term deferral period” or fall within the “separation pay exemption” within the meaning of Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid to a Participant by Apollo under this Plan, an Award Letter or otherwise that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Plan, an Award Letter or related documentation, to the extent that any payments to be made upon a Participant’s separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A on account of the Participant’s being a “specified employee” within the meaning of Code Section 409A, the payments shall instead be made on the first business day after the earlier of (a) the date that is six months following such separation from service and (b) the Participant’s death. For purposes of clarity, following a Participant’s Retirement Date, the ability of non-service based performance vesting to constitute a substantial risk of forfeiture is a material feature of Code Section 409A for purposes of this Plan and therefore, this Plan and any Award Letter are subject to termination without any consideration paid in respect thereof if such feature is impaired or eliminated as a result of a change in law or its interpretation. In no event shall AGM or any of its Affiliates (or any employee, officer, director, partner, principal, member, shareholder, representative, or agent thereof) have any liability to a Participant or any other person or entity due to any failure of this Plan, an Award Letter, or any associated documentation to satisfy the requirements of Code Section 409A, and the relevant Participant shall indemnify AGM and its Affiliates (and any agent thereof), and hold them all harmless (including with respect to their attorneys’ fees and costs) if such Participant or its representatives allege any such liability.
Except as otherwise provided in this Plan or as may be necessary to comply with applicable law, and except with respect to any clawback or indemnification obligations set forth herein, this Plan will terminate when all Notional Points have been forfeited or the obligations under this Plan have been satisfied in full.
With respect to each Participant, this Plan will take effect upon the Participant’s delivery to the Employer of a signed Award Letter. This Plan and each Award Letter are binding on and enforceable against the Employer and each relevant Participant.

Annex A
Definition of Bad Act
“Bad Act” means a Participant’s:
(a)    commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on the Participant’s ability to perform services to AGM or any of its Affiliates;
(b)    commission of an intentional and material breach of a material provision of a written AGM code of ethics or any other material policies governing the conduct of persons performing services on behalf of AGM or any of its Affiliates (other than any AGM code of ethics adopted after the date of the Participant’s award of Notional Points with the primary purpose of creating or finding “Bad Acts”);
(c)    commission of intentional misconduct in connection with the Participant’s performance of services for AGM or any of its Affiliates;
(d)    commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(e)    conviction of a felony or plea of no contest to a felony charge, in each case if such felony relates to AGM or any of its Affiliates;
(f)    fraud in connection with the performance of services for AGM or any of its Affiliates; or
(g)    embezzlement from AGM or any of its Affiliates or interest holders;
provided, that
(i)    the Participant has failed to cure within fifteen Business Days after notice thereof by the Employer, to the extent such occurrence is susceptible to cure, the items set forth in clauses (b) and (d), and
(ii)    during the pendency of any felony charge under clause (e), AGM and its Affiliates may suspend payment in respect of the Participant’s Notional Points, and if (A) the Participant is later acquitted or otherwise exonerated from such charge, or (B) the Participant’s employment or service with AGM or its applicable Affiliate does not terminate, then (1) AGM or its applicable Affiliate shall pay to the Participant all such accrued but suspended payments with respect to the Participant’s vested Notional Points, with interest calculated from the date such
Annex A-1

payments were suspended at the prime lending rate in effect on the date of such suspension, and (2) throughout the period of suspension (or until the date of termination of employment or service, if earlier), payments with respect to the Participant’s unvested Notional Points shall continue to accrue, and the Participant’s Notional Points shall continue to vest, in accordance with the terms and conditions set forth herein.
For purposes of this Annex A, the term “Affiliate” includes portfolio companies of Navigator Fund I.
Annex A-2